Exhibit 4.16.2

ADDITIONAL AGREEMENT No. 2

to Agreement No. 751-05-23

dated December 28, 2005

between Rostelecom and SibirTelecom

Moscow	, 2007

Open Joint-Stock Company of Long Distance and International Telecommunications Rostelecom, hereinafter referred to as “Rostelecom”, represented by Rostelecom OJSC Director General Mr. Dmitry Evgenyevich Erokhin, acting on the basis of the Articles of Association, on the one part, and Sibirtelecom Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by its Director General Mr. Aleksandr Ivanovich Isaev, acting on the basis of the Articles of Association, on the other part, collectively referred to as the “Parties” and separately as the “Party”, have made this Additional Agreement (hereinafter — the “Additional Agreement”) on introducing the following amendments to Agreement No. 751-05-23 signed between the Parties on December 28th, 2005 (hereinafter — the “Agreement”):

1.             Amendments of the Agreement.

The Parties have agreed to:

1.1.          Add the following passage to Clause 1.6 of the Agreement:

“Any users accessing the Communication Services through the Operator’s pay public telephones and using such Communication Services through a telephone card issued by the Operator or any other universal operator of the Russian Federation shall not be considered “Users” for the purpose of this Agreement. Any legal relations arising between Rostelecom and the Operator in connection with providing Communication Services to the above specified users through the Operator’s public pay telephones shall be settled in an additional agreement hereto which the Parties shall make in such case”.

1.2.          Revise Clause 1.12 of the Agreement as follows:

“1.12. “Communication Services” shall mean jointly Long Distance Communication Services and International Communication Services provided by Rostelecom to its Users”.

1.3. For the purpose of this Agreement apply Clause 1.7 in the following revision:

“1.7. “Earned revenue” shall mean any cash assets paid by the Users when buying the Cards to the extent owing to Rostelecom for the Communication Services provided by Rostelecom to the Users through Pay Telephones in the corresponding Reporting Period”.

1.3.          Add the following note to the table in Appendix No.2 to the Agreement:

“When determining the agency fee, the amount and cost of the services provided through public pay telephones shall be deducted from the amounts in forms 1.1. – 1.7 and 2.1., 2.2.”.

2.             Terms and Definitions

In this Additional Agreement the following terms shall have the following meanings unless otherwise is specified herein:

2.1.          “Users” shall mean any users of Communication Services accessing such Communication Services through Pay Telephones and paying for such Communication Services with a Card.

2.2.          “Card” shall mean a telephone card issued by the Operator or any other universal operator of the Russian Federation providing access to Communication Services through Pay Telephones and allowing the User to access Communication Services at the expense of the cash assets paid by the User for the Card upon its acquisition.

2.3.          “Pay Telephone” shall mean a public pay telephone of the Operator.

3.             Subject of the Additional Agreement.

3.1.          The Operator shall provide the Users with access to Communication Services through Pay Telephones.

3.2.          The Operator shall record the amount of Communication Services provided to Rostelecom Users through Pay Telephones and shall transfer the entire Earned Revenue to Rostelecom for the corresponding Reporting Period and Rostelecom shall pay for the services provided to it by the Operator under this Additional Agreement.

4.             Obligations of the Parties

4.1.          The Operator shall be obliged to:

4.1.1.       provide the Users with access to Communication Services through Pay Telephones.

4.1.2.       inform the Users of Rostelecom Communication Services through Pay Telephones (including the Rates and any changes in the rates) including by placing such information on the Cards issued by the Operator.

4.1.3.       inform Rostelecom of the amount and cost of Communication Services provided through Pay Telephones for the corresponding Reporting Period by including such information in the reporting forms in compliance with Appendixes No. 3 and 4 to the Agreement as well as by separate specification of such information in the Service Acceptance Report as prescribed by Clause 5.1 of this Additional Agreement.

4.1.4.       transfer to Rostelecom the Earned Revenue for the corresponding Reporting Period. The Earned Revenue amount shall be calculated on the basis of Communication Services provided to Rostelecom users through Pay Telephones in the corresponding Reporting Period.

4.1.5.       recognize the cash assets received from sale of the Cards issued by the Operator as advance payments for the Operator’s Communication Services.

Upon provision of Communication Services by Rostelecom through Pay Telephones — reduce the amount of such advance payments and recognize the equivalent amount as the Earned revenue.

4.1.6.       arrange for transferring the Pay Telephone number from which the User’s call is initiated to the Rostelecom telecommunication network.

4.1.7.       inform Rostelecom of Pay Telephones numbering capacity and its changes in compliance with Network Interconnection Contract No. 1-01 dated August 01st, 2003 as revised by Agreement No.            dated December 28th, 2005 and any further revisions.

4.2.          Rostelecom shall be obliged to:

4.2.1.       pay for the services provided by the Operator in compliance with this Additional Agreement.

5.             Settlements

5.1.          Settlements between the Parties shall be made on a monthly basis in compliance with this Additional Agreement, Service Acceptance Report in the form specified in Appendix No. 1 (hereinafter — the “Acceptance Report”), the Bill for transferring the Earned Revenue (“Rostelecom Bill”) and the Bill for the Operator’s services (“Operator’s Bill”). The amount of payments by the Parties under this Additional Agreement shall be defined on the basis of the following:

5.1.1.       The Operator shall transfer to Rostelecom 100% (one hundred percent) of the Earned Revenue for Communication Services. Such amount shall be defined on the basis of the Acceptance Report.

5.1.2.       Rostelecom shall pay the Operator for the services provided to Rostelecom by the Operator under this Additional Agreement in amount of 20% of the Earned Revenue transferred to Rostelecom by the Operator for the corresponding Reporting Period. Such amount shall include the VAT calculated in compliance with the current laws of the Russian Federation.

5.2.          The Operator shall send to Rostelecom the Operator’s Bill and the Acceptance Report signed by the Operator in duplicate by the 8th day of the corresponding Accounting Period. A copy of the Acceptance Report and the Operator’s Bill shall be sent to Rostelecom by fax with a delivery confirmation. Their originals shall be sent by a registered letter with a delivery confirmation. The date of the actual delivery of the Operator’s Bill and Acceptance Report shall be the date of the fax receipt. The Acceptance Report shall contain information on the amount and cost of Communication Services provided by Rostelecom through Pay Telephones in the corresponding Reporting Period.

5.3.          Rostelecom shall review the Acceptance Report provided by the Operator and, if there are no objections, shall sign it and send one copy of the Acceptance Report to the Operator within five business days after its receipt by fax. At the same time Rostelecom shall send the Rostelecom Bill to the Operator. In case of any objections regarding the Acceptance Report, Rostelecom shall within five business days after its receipt by fax inform the Operator in writing of its objections. Rostelecom shall approve the Acceptance Report with its objections and shall provide the Rostelecom Bill for the uncontested amount. The copies of the Rostelecom Bill and the approved Acceptance Report shall be sent to the Operator by fax. The original documents shall be sent by registered letter with a delivery confirmation.

5.4.          To eliminate any defects regarding the Acceptance Report the Parties shall carry out further negotiations and shall inspect/itemize the issues in question within 10 business days after Rostelecom sent a written notice of its objections to the Operator. If the inspection reveals differences which are 3% or less of the Communication Services amount and cost specified in the Acceptance Report, the Parties shall recognize the amount and cost of the Communication Services specified in the Acceptance Report as true. If such inspection reveals any differences exceeding 3% of the amount and cost specified in the Acceptance Report, the Parties shall recognize the cost and amount specified by Rostelecom as true. According to the data verification results the Parties shall execute and sign the Reconciliation Report between the Parties (hereinafter referred to as the “Reconciliation Report”) and, if required, shall recalculate payments for any further Accounting Periods. Signing of the Reconciliation Report by the Parties shall mean signing of the Acceptance Report by Rostelecom. In case in compliance with this Clause 5.4 the Parties recognize the data provided by Rostelecom as true, the Operator shall cancel the Operator’s Bill provided earlier in compliance with Clause 5.3. of this Additional Agreement and shall send to Rostelecom a new Operator’s Bill for an updated amount due to the Operator for the Services provided in compliance with this Additional Agreement.

5.5.          The Operator shall pay the Rostelecom Bill within 10 (ten) business days after its receipt from Rostelecom. Rostelecom shall pay the Operator’s Bill within 10 (ten) business days after payment of the Rostelecom Bill by the Operator.

5.6.          The date of performance by the Parties of their financial obligations under this Additional Agreement shall be the date when cash assets are written off the account of the corresponding Party.

6.             Application of the Agreement to Legal Relations under the Additional Agreement.

6.1.          The following provisions of the Agreement (as revised by Additional Agreement No. 1 dated March 15th, 2006) shall be applied to legal relations between the Parties under this Additional Agreement unless they contradict this Additional Agreement and subject to the fact that certain terms used in the Additional Agreement and the Agreement have different meanings:

6.1.1.       Section 1: all clauses except for clauses 1.4 and 1.5. (clauses 1.6, 1.7 and 1.12 shall be used subject to Section 1 hereof).

6.1.2.       Section 3: clauses 3.1.1; 3.2.1; 3.2.2; 3.5.1 – 3.5.3.

6.1.3.       Section 7: clauses 7.1; 7.2; 7.4 (regarding the Acceptance Report); 7.5; 7.6 (regarding the Acceptance Report); 7.10.

6.1.4.       Sections 6, 8, 9, 10, 11, 12 – in full.

6.1.5.       Appendixes No. 3, No. 4, No. 8 and No. 10.

6.2.          Any other provisions of the Agreement not specified in Clause 6.1 of this Additional Agreement shall not be applied to legal relations between the Parties under this Additional Agreement.

7.             Liability

If as a result of invalid data specified by the Operator in the Acceptance Report or failure by the Operator to perform its obligations under Clause 4.1.5 hereof, Rostelecom bears any additional tax liabilities, penalties or sanctions for violation of the tax and/or administrative legislation, Rostelecom may claim such amounts from the Operator. Rostelecom shall have such right after appealing in court the tax authorities’ claims and on condition that the Operator participates in such proceedings or is informed of all the circumstances of such appeal.  In any case the amount of the Operator’s liability may not exceed its remuneration.

8.             General Provisions

8.1.          This Agreement shall take effect from its signing by the Parties.

8.2.          This Agreement shall regulate the actual relations between the Parties starting from July 01st, 2007.

8.3.          This Additional Agreement shall be effective during the entire term of the Agreement unless cancelled by the Parties upon their mutual consent.

8.4.          This Additional Agreement shall form an integral part of the Agreement.

8.5.          This Additional Agreement shall be made in the Russian language in two original counterparts, one for each Party.

Details and Signatures of the Parties:

Rostelecom OJSC:	Sibirtelecom OJSC:

Legal address: 191002,	Legal address: 630099, Novosibirsk, 53, Gorkogo Street

Saint Petersburg, 15, Dostoevskogo Street

Director General	Director General

Mr. D.E. Erokhin	Mr. A.I. Isaev

, 2007	, 2007
Seal here	Seal here

Appendix No. 1

to Additional Agreement No. 2

dated                             , 2007

Form of the Service Acceptance Report

under Additional Agreement No. 2

to Agreement No. 751-05-23 dated December 28th, 2005

for                              month                   year.

This Acceptance Report is made between Rostelecom Open Joint-Stock Company of Long Distance and International Communication, hereinafter referred to as “Rostelecom”, represented by                                                 acting on the basis of Power of Attorney dated                              No.               , on the one part, and Sibirtelecom Open Joint-Stock Company, hereinafter referred to as the “Operator” represented by                                                                                                       acting on the basis of                                                                                , hereinafter jointly referred to as the “Parties”, to confirm that Rostelecom provided Communication Services to Users through universal Pay Telephones and the Operator provided its services in compliance with Clause 3.2 of this Additional Agreement as follows:

No.	Traffic, min.	Earned revenue with VAT, rub.	Including VAT, rub.	Cost of the Operator’s services, % of the Earned revenue	Payment for the Operator’s services (3 x 5)	Including VAT (18%), rub.
1	2	3	4	5	6	7

The cost of the services is                  including the VAT of                 .

The services have been provided properly in compliance with the Agreement.

For Rostelecom:	For the Operator:

Rostelecom OJSC	Sibirtelecom OJSC

200	200

Seal here	Seal here

Rostelecom OJSC:	Sibirtelecom OJSC:

Director General	Director General

Mr. D.E. Erokhin	Mr. A.I. Isaev

, 2007	, 2007

Seal here	Seal here